Exhibit 5.1

McCarthy Tétrault LLP PO Box 48, Suite 5300 Toronto-Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

March 15, 2024

Li-Cycle Holdings Corp.

207 Queens Way West, Suite 590

Toronto, Ontario

M5J 1A7

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3

We have acted as Canadian counsel for Li-Cycle Holdings Corp. (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario), in connection with the filing of a Post-Effective Amendment No. 1 to Form F-3 on Form S-3 (as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 15, 2024, the “Amendment”) to the Registration Statement on Form F-3 (as filed with the Commission on September 14, 2022, the “F-3 Registration Statement” and together with the Amendment, the “Registration Statement”), with the Commission under the U.S. Securities Act of 1933 (the “Securities Act”). We understand the Registration Statement relates to, among other things, the registration of an aggregate of 80,833,273 common shares of the Corporation (the “Shares”) as follows:

(a)

45,585,811 Shares issued to certain former shareholders and option holders of Li-Cycle Corp. (“Li-Cycle”) in connection with the closing of the business combination (the “Business Combination”) involving Peridot Acquisition Corp. (“Peridot”), the Corporation and Li-Cycle;

(b)	7,225,000 Shares issued to the holders of Class B common shares of Peridot in connection with the closing of the Business Combination;

(c)	10,113,467 Shares issued to certain investors on a private placement basis in connection with the closing of the Business Combination;

(d)

1,586,720 Shares (the “Peridot Shares” and, together with the Shares referred to in (a), (b) and (c) above, being hereinafter collectively referred to as the “Business Combination Shares”) issued upon the exercise of warrants of the Corporation that were issued in exchange for outstanding warrants of Peridot in connection with the Business Combination;

(e)

11,021,923 Shares (the “KSP Shares”) issuable upon conversion of outstanding unsecured convertible notes issuable: (i) upon conversion of the unsecured convertible note dated September 29, 2021, as the same may be amended by a letter agreement dated March 11, 2024 (the “KSP Note Amendment”) between the Corporation and Wood River Capital, LLC (the “KSP Convertible Note”), issued by the Corporation to Spring Creek Capital, LLC pursuant to the note purchase agreement (the “KSP Note Purchase Agreement” and, together with the KSP Convertible Note, the “KSP Documents”) dated September 29, 2021 between the Corporation and Spring Creek Capital, LLC, and subsequently transferred by Spring Creek Capital, LLC to Wood River Capital, LLC pursuant to a joinder agreement dated as of May 1, 2022 between the Corporation, Spring Creek Capital, LLC and Wood River Capital, LLC , or (ii) pursuant to any other term of the KSP Convertible Note, including as a result of, at the option of the Corporation, payment of interest due and payable under the KSP Convertible Note in additional unsecured convertible notes on the terms provided in the KSP Convertible Note (the “Additional KSP Convertible Notes”) and the conversion of such Additional KSP Convertible Notes; and

(f)

5,300,352 Shares issued to LG Energy Solution Ltd. (“LGES”) and LG Chem, Ltd. (“LGC”) as follows: (i) 2,208,480 Shares (the “First Tranche LGES Acquired Shares”) to LGES in a first tranche pursuant to a second amended and restated subscription agreement dated April 21, 2022 between the Corporation and LGES (the “LGES Subscription Agreement”), (ii) 2,208,480 Shares (the “First Tranche LGC Acquired Shares”) to LGC in a first tranche pursuant to a second amended and restated subscription agreement dated April 21, 2022 between the Corporation and LGC (the “LGC Subscription Agreement” and, together with the LGES Subscription Agreement, the “LG Subscription Agreements”), (iii) 441,696 Shares (the “Second Tranche LGES Acquired Shares”) to LGES in a second tranche pursuant to the LGES Subscription Agreement, and (iv) 441,696 Shares (together with the First Tranche LGES Acquired Shares, the First Tranche LGC Acquired Shares and the Second Tranche LGES Acquired Shares, the “LG Acquired Shares”) to LGC in a second tranche pursuant to the LGC Subscription Agreement.

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the:

(a)	Registration Statement;

(b)

warrant agreement dated as of September 23, 2020 (the “Warrant Agreement”) between Peridot and Continental Stock Transfer & Trust Company (the “Trustee”), as trustee, as amended by a warrant amendment agreement (the “Warrant Amendment Agreement”) between the Corporation and the Trustee dated August 10, 2021;

(c)	KSP Documents; and

(d)	LG Subscription Agreements.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)

the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)

the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein;

(e)	that other than by the Amendment, the F-3 Registration Statement has not been amended; and

(f)

that (i) other than by the Warrant Amendment Agreement, the Warrant Agreement has not been amended or supplemented either in writing, orally or otherwise, and has not been terminated, (ii) other than by the KSP Note Amendment, each of the KSP Note Purchase Agreement and the KSP Convertible Note has not been amended or supplemented either in writing, orally or otherwise, and has not been terminated, and (iii) each of the Warrant Agreement, Warrant Amendment Agreement, and LG Subscription Agreements has not been amended or supplemented either in writing, orally or otherwise, and has not been terminated.

We have relied upon a certificate of an officer of the Corporation, a copy of which has been provided to you, with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

For the purposes of the opinions expressed in paragraph 1 below, we have relied upon a certificate of status dated March 14, 2024 issued in respect of the Corporation by the Ontario Ministry of Public and Business Service Delivery.

Where our opinions expressed herein refer to the Business Combination Shares, the KSP Shares, or the LG Acquired Shares having been issued as being “fully-paid and non-assessable”, such opinions assume that all required consideration (in whatever form) has been fully paid for such shares. We express no opinion as to the adequacy of any consideration received by the Corporation for any share issued by the Corporation.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Ontario and the laws of Canada applicable therein.

Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

1.	The Corporation is a corporation amalgamated under the Business Corporations Act (Ontario) and has not been dissolved.

2.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the Warrant Amendment Agreement and the performance of its obligations thereunder.

3.	The Business Combination Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

4.

The Corporation has taken all necessary corporate action to authorize the execution and delivery of the KSP Note Purchase Agreement, the KSP Convertible Note and any Additional KSP Convertible Note, the KSP Note Amendment, and the performance of its respective obligations thereunder.

5.

The KSP Shares, when issued by the Corporation upon the conversion of the KSP Convertible Note or any Additional KSP Convertible Note, as applicable, in accordance with the terms of the KSP Convertible Note or the Additional KSP Convertible Note, as applicable, will be validly issued as fully paid and non-assessable common shares of the Corporation.

6.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the LG Subscription Agreements and the performance of its obligations thereunder.

7.	The LG Acquired Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

Consent and Qualifications

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McCarthy Tétrault LLP